Exhibit 99.1

Contact:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Cypress’s Board of Directors Authorizes $600 Million Stock Buyback Program

SAN JOSE, Calif., October 21, 2010 – Cypress Semiconductor Corp. (Nasdaq: CY) today announced that its board of directors has authorized a $600 million repurchase of Cypress’s common stock. The authorization allows Cypress to purchase its common stock or to enter into equity derivative transactions related to its common stock. The timing and actual amount expended with the new authorized funds will depend on a variety of factors including the market price of the company’s common stock, regulatory, legal, and contractual requirements, and other market factors. The program does not obligate Cypress to repurchase any particular amount of common stock and the program may be modified or suspended at any time at Cypress’ discretion.

“This stock buyback authorization reflects the board’s continued confidence in Cypress’s strategic direction, strong cash flow and ongoing commitment to maximizing shareholder value,” said Cypress’s Executive Vice President of Finance and CFO, Brad Buss.

At the end of the third quarter, Cypress had approximately 161 million basic shares outstanding and approximately $424 million in cash, cash equivalents and short term investments.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Certain statements in this press release including, but not limited to, statements relating to the timing, extent and success of any stock repurchases, our ability to modify or suspend the program and our expectations of strategic direction, cash flow and shareholder value, are forward-looking statements that are subject to risks and uncertainties that could cause the results of the stock repurchase to be materially different than our expectations. Important factors that could cause our actual results to differ materially include: fluctuations in the market price of the company’s common stock, regulatory, legal, and contractual requirements, the level of employee option grants and exercises and resulting dilution therefrom; and other market factors, including the state of and future of the global economy, business conditions and growth trends in the semiconductor market; as well as other factors detailed from time to time in the periodic reports Cypress files with the Securities and Exchange Commission. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and Cypress disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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Cypress, the Cypress logo, CapSense, PSoC, PowerPSoC and West Bridge are registered trademarks and SmartSense, CapSense Plus, PSoC Designer and TrueTouch are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.

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